EXHIBIT 10.3

                                 Moshael Straus
                        411 Hackensack Avenue, 7th Floor
                              Hackensack, NJ 07601


                                November 14, 2003


Odd Job Stores, Inc.
200 Helen Street
South Plainfield, New Jersey 07080


                     Re:  Letter of Credit Reimbursement Agreement

Ladies and Gentlemen:

               In order to induce Fleet Retail Finance Inc. ("Fleet") to enter into the First Amendment to the Loan and Security Agreement dated as of today's date among Fleet, Odd Job Stores, Inc. ("Odd Job") and the other parties signatories thereto, Moshael Straus has offered to cause a letter of credit in an amount not less than $5,000,000 to be issued for the benefit of Fleet (the "Letter of Credit").

               In connection with Mr. Straus providing the Letter of Credit for Odd Job's benefit, Odd Job has agreed to (i) pay Mr. Straus an unused Letter of Credit commitment fee of 10% per annum of the undrawn amount of the Letter of Credit outstanding plus all fees, costs and expenses (including the fees and expenses of counsel) incurred by Mr. Straus in connection with obtaining the Letter of Credit, (ii) reimburse Mr. Straus for any amounts that are drawn under the Letter of Credit and (iii) pay Mr. Straus a fee of 15% per annum on any amount that is drawn under the Letter of Credit from the time the amount is drawn under the Letter of Credit until such amount is reimbursed by Odd Job.


                                                    Very truly yours,

                                                    /s/ Moshael Straus

                                                    Moshael Straus

Accepted and agreed as of the date first written above:


ODD JOB STORES, INC.


By: /s/ Keith Favreau
   -------------------------------
    Name:  Keith Favreau
    Title: Chief Financial Officer